UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2006

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2006, New Century Financial Corporation (the "Company") announced that Brad A. Morrice, Vice Chairman, President and Chief Operating Officer of the Company, will become Chief Executive Officer of the Company effective July 1, 2006. Mr. Morrice, 49, is one of the founders of the Company and has been its President since the inception of the Company and its Chief Operating Officer since 2001.

Robert K. Cole, the Company’s current Chairman of the Board of Directors and Chief Executive Officer, will no longer serve as the Company’s Chief Executive Officer effective July 1, 2006, but will continue to serve as its executive Chairman of the Board and plans to remain involved with the Company on a full-time basis. In addition, the Company announced that Vice Chairman-Finance, Edward F. Gotschall, has elected to transition to semi-retirement in order to devote more time to his family and philanthropic endeavors. The Board of Directors has requested that Mr. Gotschall remain involved with strategic and operational issues at the Company and continue to serve on its Board of Directors.

Mr. Morrice is currently a party to an employment agreement with the Company in his current position as Vice Chairman, President and Chief Operating Officer of the Company. Mr. Morrice’s employment agreement has a term that ends on December 31, 2006 that was automatically extended until December 31, 2008 pursuant to an automatic annual extension provision in his employment agreement. In no event, however, will the term of employment under the employment agreement extend beyond Mr. Morrice’s 65th birthday. The employment agreement set his base salary at $550,000 for 2004 and provides that, in 2005 and subsequent years, the base salary for that year must represent at least a 5% increase over the base salary of the preceding year. The agreement also provides for a $500 per month automobile allowance. If Mr. Morrice is terminated without "cause" or quits his employment for "good reason" (as such terms are defined in the employment agreement), then he will receive severance pay as follows:

(1) his base salary through the date of the termination, any earned but unpaid incentive compensation bonus, and payment for any vacation earned but not taken;

(2) severance pay equal to (a) three times his annualized rate of base salary in effect at the time of the termination of employment; plus (b) one times the executive’s average annual incentive cash bonus compensation over the preceding three years;

(3) continued coverage under the Company’s medical insurance and other benefit programs until the third anniversary of the date that the executive’s employment by the Company terminates; and

(4) up to $20,000 for the cost of a senior executive outplacement program.

Also, if the termination occurs within six months before or 36 months following a "change in control" (as defined in the employment agreement), then all stock options and other equity-based awards granted by the Company to Mr. Morrice that are outstanding and otherwise not fully vested at the time of the termination will become fully vested. The employment agreement also provides that should any benefits in connection with a change in control be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, the Company will make an additional payment to the Mr. Morrice so that the net amount of such payment (after-taxes) received by the executive is sufficient to pay the excise tax due.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

February 2, 2006	By:	/s/ Brad A. Morrice

Name: Brad A. Morrice
Title: Vice Chairman, President and Chief Operating Officer